Exhibit 10.2

Global Restructuring Term Sheet

Below are the terms of a proposed global restructuring of certain aircraft leases and other related agreements and interlocking settlements of claims and disputes by and between Spirit Airlines, LLC, on behalf of itself, its subsidiaries, and Spirit Aviation Holdings, Inc., as debtors and debtors-in-possession (collectively, “Spirit” or the “Debtors”), and AerCap Ireland Limited, on behalf of itself and its subsidiaries, affiliates, owner trusts, managed entities and assignees (collectively, “AerCap” or the “AerCap Parties”).1  The terms set out herein (this “Term Sheet”) are not intended to describe or include all of the terms and conditions of the restructuring transactions described herein.

The transactions described herein shall be implemented in the chapter 11 cases filed by Spirit on August 29, 2025 (the “Chapter 11 Cases”), and are expressly subject to (i) the execution of this Term Sheet in form and substance reasonably acceptable to AerCap and Spirit, (ii) the entry of order(s) by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) approving this Term Sheet and the transactions contained herein (the “Approval Order” and, the motion seeking entry of the same, the “Approval Motion”), and (iii) the other conditions precedent contained herein.

Term	Detail
Transaction Overview

•     AerCap and Spirit will (i) agree on arrangements in respect of the aircraft and engines set forth on the schedules hereto (the “Aircraft” and “Engines,” respectively), (ii) agree to the assumption and rejection of certain leases in respect thereof, (iii) enter into new, post-petition leases, (iv) settle claims and disputes and agree to the terms of the mutual releases in exchange for, among other things,  certain payments and allowed unsecured claims and administrative expense claims as further described below, and (v) agree to the terms of the transfer of purchase rights and options in respect of certain Aircraft, in each case as further described below.

•     Upon the execution of this Term Sheet, AerCap and Spirit will negotiate in good faith to finalize and file the Approval Motion, pursuant to sections 362, 363, 365, 502, 503, 507 and 1110 of the Bankruptcy Code and Bankruptcy Rule 9019 and any other motion or declaration necessary or appropriate to implement the relief sought therein (e.g., a sealing motion) and agree to any redactions with respect to such motion.  AerCap and Spirit will negotiate in good faith to execute the Definitive Documents reflecting the terms and conditions specified in this Term Sheet.  The New Leases and the other Definitive Documentation (other than the Spirit-Airbus Amendments, which will be prepared by Airbus’ counsel or internal legal team) will be prepared by AerCap’s counsel using precedent forms as agreed by the parties.

AerCap Liquidity Payment	• In consideration for the terms and conditions agreed by AerCap and Spirit herein, and provided that the Spirit-Airbus Amendments (as defined herein) and the AerCap-Airbus Amendments (as defined herein) have been executed by the parties thereto on or prior to the Approval Date (as defined below) and are fully and immediately effective and without any condition, AerCap shall pay to Spirit an amount equal to $150 million (the “AerCap Liquidity Payment”) net of any cure payments and the agreed legal fees of AerCap set forth in “Fees and Expenses” below on the Approval Date.

1 The Beneficial Owners of the Owner Trusts are listed on Schedule 8 to this Term Sheet.

Term	Detail

“Approval Date” means the date that the Approval Order becomes a Final Order, unless such Final Order requirement is waived by AerCap in its sole discretion.[2]

•    It shall be an Event of Default under the Assumed Leases and this Term Sheet if the Debtors fail to execute the New Leases within fifteen (15) business days from the Approval Date.

Settlement and Mutual Releases

•     Each party hereto acknowledges and agrees that under the transactions contemplated by this Term Sheet, each party is receiving (i) new value that is intended to be, and in fact is part of, a contemporaneous exchange of new value, (ii) fair value, (iii) fair, full and adequate consideration and (iv) reasonably equivalent value for each transfer.

•     The Approval Order shall include mutual release provisions, effective on, and subject to the occurrence of, the Approval Date, agreed to by Spirit and AerCap, including releases of the Owner Trustees under the Leases and certain AerCap-related finance parties, provided however, nothing shall be deemed to release any tax or operational indemnity or unmatured claims under any Assumed Lease or Rejected Lease (as defined below).

•     All discovery requests by AerCap and the Debtors are deemed withdrawn.

Lease Assumptions

•     Spirit shall assume the lease agreements relating to the ten (10) Aircraft set forth on Schedule 1 hereto (each such lease agreement, together with the “Operative Documents” under and as defined therein, an “Assumed Lease”) in their entirety and such assumption will be effective on the Approval Date.

•    Spirit shall cure all payment defaults in respect of each Assumed Lease on or prior to the date AerCap Liquidity Payment is paid by AerCap to the Debtors.  All other defaults shall be deemed waived upon payment of the cure amounts and the other amounts provided herein.

•     The Assumed Leases, and the obligations thereunder, and any related guarantees shall become binding obligations on the Debtors and shall thereafter not be assigned or subleased without the express written consent of AerCap other than in accordance with the terms of the applicable Assumed Lease or as otherwise permitted by the Bankruptcy Code. Notwithstanding the foregoing, nothing herein shall limit or impair AerCap’s right (i) to adequate assurance of future performance under Section 365 of the Bankruptcy Code or (ii) object to any proposed assignment or proposed plan, sale or transaction that would result in a Change of Control (as defined in the Assumed Leases) on any grounds (including its inability to complete required “know your customer” or anti-

[2]	“Final Order” means an order of the Bankruptcy Court, which has not been reversed, stayed, modified or amended, and as to which the time to appeal has expired and no appeal has been timely taken nor has a Notice of Appeal been filed within the timeframe prescribed in Bankruptcy Rule 8002(a)(1).

Term	Detail
money laundering procedures); provided that Spirit reserves all rights with respect hereto.
Lease Rejections

•     Spirit shall reject the lease agreements relating to the twenty-seven (27) Aircraft set forth on Schedule 2 hereto (each such lease agreement, together with the “Operative Documents” under and as defined therein, a “Rejected Lease”) pursuant to section 365 of the Bankruptcy Code, on terms and conditions agreed to by the parties (including, without limitation, those terms and conditions contained in the Aircraft Equipment Return Procedures (as defined below).

New Lease Agreements

•     As part of the global settlement reflected herein, AerCap and Spirit will enter into, pursuant to section 363 of the Bankruptcy Code, thirty (30) new lease agreements (the “New Leases”), on identical terms and conditions as the Undelivered Leases (as defined below), except as set forth on Schedule 4 hereto, with delivery dates to be spread equally across 2027, 2028 and 2029 and such other changes to be mutually agreed.

•     The New Leases will be for either A320 or A321 aircraft to be mutually agreed by the parties and subject to agreement by Airbus S.A.S. (“Airbus”).

Undelivered Leases

•    With respect to each of the thirty-six (36) lease agreements set forth on Schedule 5 hereto (each such lease agreement, together with the “Operative Documents” under and as defined therein, an “Undelivered Lease”) that were the subject of termination notices sent by AerCap prior to the Petition Date, to the extent that the Debtors retained any legal or equitable interests in the Undelivered Leases or the Framework Agreement dated July 29, 2024 by and between Spirit and some of the AerCap Parties (the “Framework Agreement”) as of the Petition Date, such interests shall be deemed rejected as of the Petition Date.[3]

Claims Settlement

•    AerCap shall be granted one or more allowed general unsecured claim in the total aggregate amount of $572,352,298 (the “Allowed Unsecured Claims”) against Spirit Airlines, LLC, which shall not be subject to setoff, subordination or reduction.

•     AerCap agrees to waive any prepetition termination fees against the Debtors.

•    Spirit and the claims agent shall take any necessary steps to reflect this claims settlement (the “Claims Settlement”) on the claims register in the Chapter 11 Cases, and AerCap shall not be required to file proofs of claim with respect to the Allowed Unsecured Claims.

Application and Setoff	• AerCap shall be entitled, pursuant to section 553 of the Bankruptcy Code, to immediately set off and apply the cash security deposits and any other amounts identified in this Global Restructuring Term Sheet in connection

[3]	Nothing shall impair the rights of the Debtors to challenge the validity of prepetition termination of the Undelivered Leases if the Approval Order is not entered by the Bankruptcy Court

Term	Detail

with the Rejected Leases included on Schedule 6 hereto in the amount of $9,707,000.00.

•    Upon, and subject to, the occurrence of the Approval Date, the cash security deposits for the Rejected Leases identified in Schedule 6 shall be retained by AerCap and applied, in AerCap’s sole discretion, to AerCap’s unsecured claims.

OEM Orderbook Matters

In connection with the Definitive Documents:

•    Spirit will enter into one or more amendments (the “Spirit-Airbus Amendments”) to Spirit’s purchase agreement with Airbus (the “Spirit Purchase Agreement”), to remove fifty-two (52) firm aircraft identified on Schedule 7 hereto (the “Additional Aircraft”) and up to 10 option aircraft from such purchase agreement.

•    Provided that AerCap agrees to terms, certain subsidiaries or affiliates of AerCap will enter into one or more amendments of an AerCap purchase agreement with Airbus (the “AerCap-Airbus Amendments”) to add an agreed upon number of firm and option aircraft to AerCap’s existing purchase agreement as agreed to by the AerCap subsidiaries or affiliates and Airbus in the AerCap-Airbus Amendments.

•    Spirit consents to the entry of International Lease Finance Corporation and International Aero Engines, LLC into the Backstop Engine Support Agreement Amendment.

•    Other than the Spirit-Airbus Amendments, Spirit will not, without AerCap’s prior written consent, enter into any amendment, modification or supplement to, or waive any right under (or consent to any of the foregoing) the Spirit Purchase Agreement to the extent relating to the Additional Aircraft.

Allowed Administrative Expense Claims

•     Upon the occurrence of the Approval Date, all post-petition obligations under the Assumed Leases and any New Leases shall be entitled to treatment as administrative expense claims pursuant to sections 503 and 507 of the Bankruptcy Code; provided, in the event that Spirit, acting in good faith, disputes any invoiced post-petition amount, Spirit will notify AerCap of the disputed amount and will submit payment for all undisputed amounts in accordance with this section; the unpaid disputed amount will be resolved by mutual negotiations of the parties.

Fees and Expenses

•    Notwithstanding anything to the contrary in any Definitive Document or Rejected Lease, each party hereto shall bear its own costs and expenses (including legal fees) in connection with the transactions contemplated by this Term Sheet; provided that, upon the occurrence of the Approval Date, Spirit agrees that an amount equal to $500,000  may be netted from the AerCap Liquidity Payment and applied towards the payment of AerCap’s legal fees in respect of the transactions contemplated by this Term Sheet.

Term	Detail
Confidentiality

•     This Term Sheet and its contents are subject to the terms and conditions of the Confidentiality Agreement dated as of June 5, 2024 (the “Confidentiality Agreement”), between AerCap Holdings N.V. and Spirit. For the avoidance of doubt, any party hereto that is not a party to the Confidentiality Agreement shall comply with all terms and conditions of the Confidentiality Agreement mutatis mutandis, as if it were a party thereto.

Governing Law and Forum Selection

•      This Term Sheet will be governed by the laws of New York and shall be construed in accordance with New York law.

•      Each party to this Term Sheet agrees that it shall bring any action or proceeding in respect of any claim or other dispute arising out of or related to this Term Sheet, to the extent possible, in the Bankruptcy Court and: (i) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court during the Chapter 11 Cases; (ii) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (iii) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any party to this Term Sheet.

Definitive Documents

•    The “Definitive Documents” are: (i) the Term Sheet, (ii) the Spirit-Airbus Amendments, (iii) the Approval Order, (iv) the New Leases, (v) the Assumed Leases, and (vi) such other agreements and documentation reasonably necessary to consummate and document the transactions contemplated by this Term Sheet and the Approval Order.

•    The Definitive Documents shall reflect the terms and conditions set forth in this Term Sheet, the Approval Order and any other terms acceptable to Spirit and AerCap to the extent such other terms are necessary or appropriate to effect the transactions contemplated by this Term Sheet or the Approval Order.

Bankruptcy Matters

•    The Approval Motion must be filed with the Bankruptcy Court on or before September 22, 2025, and the Approval Order must be entered by the Bankruptcy Court on or before October 16, 2025.

•     The Approval Order shall provide for, among other things:

o    Approval of this Term Sheet and the transactions contained in this Term Sheet.

o    Assumption of the Assumed Leases.

o    Approval of the New Leases.

o    Approval of the Spirit-Airbus Amendments.

o    Rejection of the Rejected Leases as of the agreed-upon effective date of rejection and approval of the return

Term	Detail

procedures set forth on Schedule 3 (the “Aircraft Equipment Return Procedures”).

o     Granting of allowed administrative expense priority claims for all post-petition obligations under the Assumed Leases and the New Leases.

o     Granting relief from the automatic stay to exercise remedies permitted under the Assumed Leases and the New Leases resulting from an Event of Default under the Leases and this Term Sheet.

o      A “good faith” finding under section 363(m) for AerCap with respect to the transactions provided under this Term Sheet.

•    The terms contained in the Approval Order shall be deemed incorporated into this Term Sheet and shall constitute an integral part of the terms of settlement and restructuring transactions.

•     If the Approval Order is not entered by the expiration of section 1110 60-day Grace Period, nothing shall impair the rights of AerCap under section 1110 or the Bankruptcy Code.

Events of Default

The occurrence of any of the following shall constitute an Event of Default under all the Assumed Leases and any New Leases as well as a material breach of, and Event of Default under, Spirit’s obligations under this Term Sheet: (i) an event of default (other than any ipso facto default) shall have occurred and be continuing under any Assumed Lease and any New Leases between Spirit and any AerCap Party entered into pursuant to this Term Sheet, and (ii) during the Chapter 11 Case, (a) the Debtors fail to execute the New Leases within fifteen (15) business days from the Approval Date and (b) Spirit fails to perform or observe in any material respect any other covenant or obligation to be performed by Spirit under this Term Sheet, including  any covenant or obligation of Spirit in the Aircraft Equipment Return Procedures, as reflected in the Approval Order, and such failure shall continue unremedied for a period of 5 Business Days following notification of such default by AerCap to Spirit.

***